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                                PROMISSORY NOTE

$75,000                                                             JUNE 2, 1999


     FOR VALUE RECEIVED TO THE UNDERSIGNED, GEORGE N. FALSONE ("MAKER"), PROMISES TO PAY TO THE ORDER OF FULL POWER GROUP, INC. ("PAYEE"), THE PRINCIPAL AMOUNT OF SEVENTY FIVE THOUSAND DOLLARS ($75,000.00) WITH INTEREST AT THE RATE OF SIX PERCENT (6%) PER ANNUM DUE AND PAYABLE AS FOLLOWS:

     NOTE SECURED BY FULL POWER GROUP STOCK AND TO BE PAID ON THE SALE OF THE STOCK.

     ALL PAYMENTS OF PRINCIPAL AND INTEREST SHALL BE MADE TO THE PAYEE _________ OR AT SUCH OTHER ADDRESS AS MAY BE SPECIFIED IN WRITING TO THE MAKER BY THE HOLDER HEREOF.

     ANY HOLDER HEREOF WITHOUT NOTICE TO ANYONE MAY DECLARE THE ENTIRE DEBT DUE AFTER TEN DAYS CONTINUOUS DEFAULT IN THE PAYMENT OF ANY INSTALLMENT OF PRINCIPAL OR INTEREST OR IN THE PERFORMANCE OR OBSERVANCE OF ANY COVENANT OR CONDITION CONTAINED IN THE MORTGAGE SECURING THIS NOTE. UPON SUCH DECLARATION THE ENTIRE DEBT SHALL BE IMMEDIATELY DUE AND PAYABLE.

     OVERDUE INSTALLMENTS OF INTEREST AND PRINCIPAL SHALL BEAR INTEREST AT THE RATE OF 6% PER ANNUM, PAYABLE QUARTERLY.

     THE PROVISIONS OF THIS NOTE SHALL BE GOVERNED BY THE PROVISIONS OF, AND SHALL BE INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO.


                                       MAKER:

                                       BY:  /s/ George N. Falsone
                                           -------------------------